EXHIBIT 99.1

PRESS RELEASE	Contact:	Carrizo Oil & Gas, Inc.
Richard Hunter, Vice President of Investor Relations
Paul F. Boling, Chief Financial Officer
(713) 328-1000

CARRIZO OIL & GAS, INC. ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

HOUSTON, November 9, 2010 — Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today reported the Company’s financial results for the third quarter of 2010, which included the following highlights:

Results for the Third Quarter 2010 --

•	Production of 8.6 Bcfe, or 93,368 Mcfe/d

•	Revenue of $30.5 million or Adjusted Revenue of $38.9 million, including the impact of realized hedges

•	Net Income of $24.4 million, or Adjusted Net Income of $20.1 million before the net non-cash items noted below

•	EBITDA, as defined below, of $45.9 million

•	Cash dividend income of $20.8 million

Production volumes during the three months ended September 30, 2010 were 8.6 Bcfe, an increase of 0.4 Bcfe, or 5%, from third quarter 2009 production of 8.2 Bcfe and a decrease of 0.7 Bcfe, or 8%, from the second quarter 2010 production of 9.3 Bcfe.  The increase in production from the third quarter of 2009 to the third quarter of 2010 was primarily due to increased production from new wells in the Barnett Shale, partially offset by normal production decline and the shut in of a high volume gas well in the Gulf Coast area for a workover and sidetrack during the third quarter of 2010.  The decrease in production from the second quarter of 2010 to the third quarter of 2010 was primarily due to the curtailment of our production as a result of our midstream partner’s expansion of natural gas transport pipeline capacity(serving our core Barnett Shale properties in Southeast Tarrant County, Texas), which was completed in late September 2010, and the shut in of a well in the Gulf Coast area for a workover and sidetrack, which we expect to be completed in the fourth quarter of 2010.

Adjusted revenues were $38.9 million for the third quarter of 2010, which includes oil and gas revenues of $30.5 million and realized hedge gains of $8.4 million, compared to $43.3 million for the third quarter of 2009, which includes oil and gas revenues of $27.3 million and realized hedge gains of $16.0 million.  The decrease in adjusted revenues was primarily driven by lower realized hedge gains partially offset by higher gas prices and increased production.  Including the impact of realized hedges, the Company’s average realized gas price decreased 14% to $4.36 per Mcf for the third quarter of 2010 compared to $5.09 per Mcf for the third quarter of 2009 and the average realized oil price increased 15% to $76.44 per barrel for the third quarter of 2010 compared to $66.25 per barrel for the third quarter of 2009.  Results excluding the impact of realized hedges are presented in the table below.

For the quarter ended September 30, 2010, the Company reported adjusted net income of $20.1 million, or $0.58 and $0.57 per basic and diluted share, respectively, including a $12.2 million after-tax benefit of cash dividends from an affiliate (described further below) and excluding an aggregate net $4.3 million non-cash, after–tax gain, comprised of (a) an unrealized gain of $8.3 million on derivatives, (b) non-cash stock-based compensation expense of $2.8 million, and (c) non-cash interest expense of $1.2 million associated with the amortization of the discount on the Company’s Convertible Senior Notes and deferred financing costs.  For the quarter ended September 30, 2009, the Company reported adjusted net income of $10.2 million, or $0.33 per basic and diluted share, excluding an aggregate $15.0 million non-cash, after–tax charge, comprised of (a) an unrealized loss of $11.5 million on derivatives, (b) non-cash stock-based compensation expense of $1.8 million, (c) non-cash interest expense of $1.1 million associated with the amortization of the discount on the Company’s Convertible Senior Notes and deferred financing costs, and (d) a non-cash contribution expense of $0.6 million to the University of Texas at Arlington.  The Company reported net income of $24.4 million, or $0.70 and $0.69 per basic and diluted share, respectively, for the quarter ended September 30, 2010, as compared to net loss of $4.8 million, or $0.15 per basic and diluted share, for the same quarter during 2009.

Earnings before interest, income tax, depreciation, depletion and amortization expenses, impairment of oil and gas properties and certain other items described in the table below (“EBITDA”) was $45.9 million, or $1.32 and $1.31 per basic and diluted share, respectively, during the third quarter of 2010, including a $20.8 million benefit of cash dividends in connection with an affiliate of Avista Capital Partners previously announced sale of its interest in oil and gas properties to an affiliate of Reliance Industries Limited (described further below), as compared to $30.4 million, or $0.98 and $0.97 per basic and diluted share, respectively, during the third quarter of 2009.

Lease operating expenses (including transportation costs of $1.3 million) were $7.1 million (or $0.83 per Mcfe) for the three months ended September 30, 2010 as compared to $7.0 million (or $0.86 per Mcfe) for the third quarter of 2009. Increased operating expenses were due to increased production and the workover of a high volume gas well in the Gulf Coast area (approximately $.6 million) partially offset by a decrease in service costs.  The decrease in service costs was driven primarily by a decrease in operating expenses related to a pipeline and gathering system that was sold during the fourth quarter of 2009.

Production taxes increased 8% from $0.6 million in the third quarter of 2009 to $0.7 million for the same period in 2010 primarily due to higher gas prices and increased production in 2010.

Ad valorem taxes decreased 39% to $0.7 million for the three months ended September 30, 2010 from $1.2 million for the same period in 2009 primarily due to lower estimated property valuations in 2010.

Depreciation, depletion and amortization (“DD&A”) expense for the three months ended September 30, 2010 decreased to $10.4 million (or $1.21 per Mcfe) from $12.5 million (or $1.53 per Mcfe) for the same period in 2009.  This decrease in DD&A was primarily due to a lower depletion rate resulting from an impairment charge that reduced the depletable full-cost pool in the fourth quarter of 2009 and lower overall finding costs of new reserves added primarily in the fourth quarter of 2009, partially offset by increased production.

General and administrative (“G&A”) expenses were $5.3 million during the three months ended September 30, 2010 as compared to $4.0 million during the three months ended September 30, 2009.  The increase was primarily due to increased compensation costs attributable to (a) the 2009 annual bonuses to senior management, which were approved during the third quarter of 2010, while the 2008 annual bonuses to senior management were approved during the second quarter of 2009 and (b) an increase in the number of employees in 2010.

Non-cash stock-based compensation expense increased to $4.4 million for the three months ended September 30, 2010 from $2.8 million for the same period in 2009. The increase was primarily due to (a) increased expense associated with stock appreciation rights that increased in fair value at September 30, 2010 and (b) the 2009 annual bonuses to senior management, which were approved during the third quarter of 2010.

A $21.3 million net gain on derivatives was recorded for the third quarter of 2010 compared to a net loss of $2.0 million for the third quarter of 2009. The third quarter 2010 gain consisted of (a) an unrealized gain on derivatives of $12.9 million and (b) a realized gain on derivatives of $8.4 million. The third quarter 2009 loss consisted of (a) an unrealized loss on derivatives of $18.0 million and (b) a realized gain on derivatives of $16.0 million.

During the third quarter of 2010, the Company received cash dividends of $20.8 million on its profit interest investment in ACP II Marcellus, LLC (“ACP II”), the Company’s existing joint venture partner in the Marcellus Shale and an affiliate of Avista Capital Partners, LP, a private equity fund (together with its affiliates, “Avista”).  The profit interest entitles the Company to receive a portion of ACP II’s distribution to Avista of the proceeds from the sale of its interests in oil and gas properties in parts of Pennsylvania to Reliance Marcellus II, LLC, a wholly-owned subsidiary of Reliance Holding USA, Inc. and an affiliate of Reliance Industries Limited (together with its affiliates, “Reliance”) which was previously announced on September 10, 2010.

Cash interest expense, net of amounts capitalized, decreased to $2.9 million for the third quarter of 2010 compared to $3.0 million for the third quarter of 2009.  The decrease was primarily attributable to higher capitalized interest due to higher levels of unproved properties and a higher weighted average interest rate partially offset by additional interest expense associated with higher levels of debt outstanding under the Senior Credit Facility.

Non-cash interest expense, net of amounts capitalized, remained the same at $1.9 million for the third quarters of 2010 and 2009, primarily due to higher capitalized interest due to higher levels of unproved properties and a higher weighted average interest rate offset by higher amortization of deferred financing costs and increased amortization of the discount related to the Convertible Senior Notes.

Results for the Nine Months Ended September 30, 2010 --

•	Record production of 26.2 Bcfe, or 95,795 Mcfe/d

•	Revenue of $102.4 million or Adjusted Revenue of $126.3 million, including the impact of realized hedges

•	Net Income of $45.9 million, or Adjusted Net Income of $43.1 million before the net non-cash items noted below

•	EBITDA, as defined below, of $109.8 million

•	Cash dividend income of $20.8 million

Production volumes during the nine months ended September 30, 2010 were a record 26.2 Bcfe, an increase of 1.8 Bcfe, or 7%, compared to production of 24.4 Bcfe during the same period in 2009.  The increase in production for the nine months ended September 30, 2010 as compared to the nine months ended September 30, 2009 was primarily due to increased production from new Barnett Shale wells partially offset by normal production decline and the shut in of a high volume gas well in the Gulf Coast area for a workover and sidetrack during the third quarter of 2010.

Adjusted revenues were $126.3 million for the nine months ended September 30, 2010, which includes oil and gas revenues of $102.4 million and realized hedge gains of $23.9 million, compared to $145.8 million for the same period of 2009, which includes oil and gas revenues of $83.8 million and realized hedge gains of $62.0 million.  The decrease in adjusted revenues was primarily driven by lower realized hedge gains partially offset by higher gas prices and increased production.  Including the impact of realized hedges, the Company’s average realized gas price decreased 20% to $4.64 per Mcf for the first nine months of 2010 compared to $5.77 per Mcf for the first nine months of 2009 and the average realized oil price increased one percent to $76.38 per barrel for the first nine months of 2010, compared to $75.68 per barrel for the first nine months of 2009.  Results excluding the impact of realized hedges are presented in the table below.

For the nine months ended September 30, 2010, the Company reported adjusted net income of $43.1 million, or $1.29 and $1.28 per basic and diluted share, respectively, including a $12.2 million after-tax benefit of cash dividends from an affiliate (described further below) and excluding an aggregate net $2.8 million non-cash, after–tax gain, comprised of (a) an unrealized gain of $14.8 million on derivatives, (b) non-cash stock-based compensation expense of $6.2 million, (c) non-cash interest expense of $3.8 million associated with the amortization of the discount on the Company’s Convertible Senior Notes and deferred financing costs, (d) an impairment of oil and gas properties of $1.8 million, and (e) bad debt expense of $0.2 million.  For the nine months ended September 30, 2009, the Company reported adjusted net income of $35.6 million, or $1.15 and $1.14 per basic and diluted share, respectively, excluding an aggregate $172.0 million non-cash, after–tax charge, comprised of (a) an impairment of oil and gas properties of $138.0 million, (b) an unrealized loss of $23.1 million on derivatives, (c) non-cash stock-based compensation expense of $5.4 million, (d) an impairment of investment of $1.3 million, (e) non-cash interest expense of $3.4 million associated with the amortization of the discount on the Company’s Convertible Senior Notes and deferred financing costs, (f) non-cash contribution expense of $0.6 million to the University of Texas at Arlington, and (g) bad debt expense of $0.2 million.  The Company reported net income of $45.9 million, or $1.38 and $1.36 per basic and diluted share, respectively, for the nine months ended September 30, 2010, as compared to a net loss of $136.4 million, or $4.40 per basic and diluted share, for the same period during 2009.

EBITDA, as defined, was $109.8 million, or $3.30 and $3.26 per basic and diluted share, respectively, during the nine months ended September 30, 2010, including a $20.8 million benefit of cash dividends in connection with an affiliate of Avista Capital Partners previously announced sale of its interest in oil and gas properties to an affiliate of Reliance Industries Limited (described further below), as compared to $107.1 million, or $3.46 and $3.42 per basic and diluted share, respectively, during the nine months ended September 30, 2009.

Lease operating expenses (including transportation costs of $4.1 million) were $18.4 million (or $0.70 per Mcfe) for the nine months ended September 30, 2010 as compared to $23.3 million (or $0.96 per Mcfe) for the nine months ended 2009. The decrease in lease operating expenses was due to a decrease in service costs and lower transportation costs partially offset by increased operating expenses associated with increased production.  The decrease in service costs was driven primarily by a decrease in operating expenses related to a pipeline and gathering system that was sold during the fourth quarter of 2009 and the increase in production from our Tarrant County Barnett Shale area, which has comparatively less associated salt water production that must be disposed of than production from other areas.  The decrease in transportation costs was primarily due to a change in contractual pricing effective July 1, 2009, whereby natural gas production is now sold at the wellhead.

Production taxes increased from a credit of $0.4 million in the first nine months of 2009 to $2.5 million for the same period in 2010 as a result of a severance tax refund of $2.0 million in 2009 and higher gas prices and increased production in 2010.

Ad valorem taxes decreased 33% to $2.4 million for the nine months ended September 30, 2010 from $3.6 million for the same period in 2009 primarily due to lower estimated property valuations in 2010.

DD&A expense for the nine months ended September 30, 2010 decreased to $31.3 million (or $1.20 per Mcfe) from $40.0 million (or $1.64 per Mcfe) for the same period in 2009.  This decrease in DD&A was primarily due to a lower depletion rate resulting from impairment charges that reduced the depletable full-cost pool in the first and fourth quarters of 2009 and lower overall finding costs of new reserves added primarily in the fourth quarter of 2009, partially offset by increased production.

In June 2010, the Company concluded that it was uneconomical to pursue development on the license covering the Monterey field in the U.K. North Sea and terminated further development efforts resulting in a full-cost ceiling test impairment of $2.7 million for the nine months ended September 30, 2010 with respect to the U.K. cost center.  Due to low oil and gas prices during 2009, indicated by average prices of $3.17 per Mcf for natural gas and $51.76 per Bbl for crude oil on May 6, 2009, the discounted present value of future net cash flows from our proved oil and gas reserves fell below our net book basis in the proved oil and gas properties.  This resulted in a full-cost ceiling test impairment at March 31, 2009 of $216.4 million with respect to the U.S. cost center.

G&A expenses were $14.0 million during the nine months ended September 30, 2010 as compared to $12.2 million during the nine months ended September 30, 2009.  The increase was primarily due to increased compensation costs related to an increase in the number of employees in 2010.

Non-cash stock-based compensation expense was $9.7 million for the nine months ended September 30, 2010 compared to $8.5 million for the same period in 2009. The increase was primarily due to (a) increased expense associated with stock appreciation rights that increased in fair value at September 30, 2010 and (b) 2009 annual bonuses to senior management, which were approved during the third quarter of 2010.

A $47.0 million net gain on derivatives was recorded for the first nine months of 2010 compared to a net gain of $25.8 million for the nine months of 2009. The 2010 gain consisted of (a) an unrealized gain on derivatives of $23.1 million and (b) a realized gain on derivatives of $23.9 million. The 2009 gain consisted of (a) an unrealized loss on derivatives of $36.3 million and (b) a realized gain on derivatives of $62.1 million.

During the third quarter of 2010, the Company received cash dividends of $20.8 million on its profit interest investment in ACP II, the Company’s existing joint venture partner in the Marcellus Shale and an affiliate of Avista.  The profit interest entitles the Company to receive a portion of ACP II’s distribution to Avista of the proceeds from the sale of its interests in oil and gas properties in parts of Pennsylvania to Reliance which was previously announced on September 10, 2010.

Cash interest expense, net of amounts capitalized, was $9.1 million for the first nine months of 2010 compared to $8.4 million for the first nine months of 2009.  The increase was primarily attributable to additional interest expense associated with higher levels of debt outstanding under the Senior Credit Facility.

Non-cash interest expense, net of amounts capitalized, increased to $5.9 million for the first nine months of 2010 from $5.2 million for the first nine months of 2009, primarily due to higher amortization of deferred financing costs and increased amortization of the discount related to the Convertible Senior Notes.
Carrizo President and CEO S. P. “Chip” Johnson, IV commented, “During the quarter Carrizo made significant progress in the execution of our strategy to increase our liquids production.  At this point, we have five Eagle Ford wells waiting on completion, all in La Salle County, and the frac crew is just finishing up pumping the final stages in the zipper frac of our first wells, the Carrizo Mumme Ranch #10H and #12H, drilled near the EOG Hoff wells.  We anticipate these two wells should take less than a week to flow back completion fluids after which we should be able to conduct a production test.  In the Colorado Niobrara, we have scheduled the completion of our first well in Weld County, drilled in Section 16 of Township 9 North, Range 60 West, to begin on November 28th.  We expect production test results from this well by mid- December.  We still plan to drill three additional wells in Weld County by year end.  So you can see that the fourth quarter should prove to be very eventful with first test results from both of these new plays.”

“We were very pleased by the results of our recent issuance of Senior Notes.  We were able to upsize the deal to $400 million, giving us the ability to term out the majority of our Convertible Senior Notes and reduce the outstanding amount drawn against our revolving credit line.  I want to extend my appreciation to the Carrizo employees and our banking and legal partners who put in long hours and extra effort to successfully complete this financing.”

The Company will host a conference call to discuss 2010 third quarter financial results on Tuesday, November 9, 2010 at 10:00 A.M. Central Daylight Time.  To participate in the call, please dial (800) 909-4145 ten minutes before the call is scheduled to begin. A replay of the call will be available through Wednesday, November 17, 2010 at 11:59 AM Central Time at (800) 633-8284.  The conference ID for the replay is 21485945.

A simultaneous webcast of the call may be accessed over the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=162223 or by visiting our website at http://www.crzo.net/, clicking on "Investor Relations" and then clicking on "2010 Third Quarter Earnings Conference Call Webcast". To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Carrizo website for 15 days.

Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, exploitation and production of oil and natural gas primarily in the Barnett Shale in North Texas, the Marcellus Shale in Appalachia, the Eagle Ford Shale in South Texas, the Niobrara Formation in Colorado, and in proven onshore trends along the Texas and Louisiana Gulf Coast regions.  Carrizo controls significant prospective acreage blocks and utilizes advanced drilling and completion technology along with sophisticated 3-D seismic techniques to identify potential oil and gas reserves and drilling opportunities and to optimize reserve recovery.

Statements in this news release, including but not limited to those relating to reserves, the Company's or management's intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, including expected drilling, receipt of funds from ACP II and the effect of distributions, completion of wells, acreage acquisitions, fracture stimulating and production efficiencies,  timing of completion, drilling and fracturing of wells, completion and pipeline connections, timing and levels of production, exit rates, success of our joint venture with Reliance and other statements that are not historical facts are forward looking statements that are based on current expectations.  Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct.  Important factors that could cause actual results to differ materially from those in the forward looking statements include market and other conditions, capital needs and uses, commodity price changes, effects of the global financial crisis on exploration activity, availability of rigs and service crews, dependence on exploratory drilling activities, operating risks, land issues, compliance with covenants, actions by joint venture partners, industry partners and lenders, post-closing adjustments, future ceiling test write-downs, the availability of debt and other financing, availability of capital , well connects and equipment, weather and other risks described in the Company's Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.

(Financial Highlights to Follow)

CARRIZO OIL & GAS, INC.
STATEMENTS OF OPERATIONS
(unaudited)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2010	2009 (B)	2010	2009(A), (B)

Oil and gas revenues (1)	$30,500,779	$27,275,072	$102,383,833	$83,782,937

Costs and expenses:
Lease operating expenses	7,117,324	7,038,557	18,364,857	23,298,041
Production tax expense (benefit)	691,558	640,434	2,481,886	(381,913)
Ad valorem taxes	749,496	1,233,887	2,421,656	3,621,257
Depreciation, depletion and amortization	10,368,990	12,523,699	31,289,427	40,048,419
Impairment of oil and gas properties (2)	-	-	2,730,882	216,391,139
General and administrative expenses	5,249,598	3,950,871	13,994,156	12,189,019
Non-cash contribution	-	900,000	-	900,000
Accretion expense related to asset retirement obligation	55,656	79,236	159,517	225,640
Bad debt expense	22,545	-	367,900	288,456
Stock-based compensation expense	4,395,573	2,780,228	9,715,904	8,513,965

Total costs and expenses	28,650,740	29,146,912	81,526,185	305,094,023

Operating income (loss)	1,850,039	(1,871,840)	20,857,648	(221,311,086)

Unrealized gain (loss) on derivatives, net	12,909,695	(18,024,098)	23,117,186	(36,261,543)
Realized gain on derivatives, net (3), (4), (5)	8,399,896	16,035,584	23,932,007	62,060,379
Impairment of investment	-	-	-	(2,090,805)
Dividend income-related party	20,792,648	-	20,792,648	-
Other income and expenses, net	5,972	(23,088)	(16,269)	17,748
Interest income	538	996	1,996	12,245
Cash interest expense, net of amounts capitalized (6)	(2,940,128)	(3,042,429)	(9,068,871)	(8,372,428)
Non-cash interest expense, net of amounts capitalized (7)	(1,862,557)	(1,864,344)	(5,927,816)	(5,178,957)

Income (Loss) before income taxes	39,156,103	(8,789,219)	73,688,529	(211,124,447)

Income tax expense (benefit)	14,800,960	(3,993,824)	27,812,804	(74,767,854)

Net Income (Loss)	$24,355,143	$(4,795,395)	$45,875,725	$(136,356,593)

ADJUSTED net income available to common shares (8)	$20,107,267	$10,231,989	$43,072,427	$35,556,221

EBITDA	$45,891,319	$30,423,818	$109,829,664	$107,134,659

Basic net income (loss) per common share	$0.70	$(0.15)	$1.38	$(4.40)

Diluted net income (loss) per common share	$0.69	$(0.15)	$1.36	$(4.40)

ADJUSTED basic net income per common share (8)	$0.58	$0.33	$1.29	$1.15

ADJUSTED diluted net income per common share (8)	$0.57	$0.33	$1.28	$1.14

Basic weighted average common shares outstanding	34,730,448	31,052,621	33,300,652	30,980,030

Diluted weighted average common shares outstanding	35,100,964	31,404,476	33,723,560	31,305,086

______________________________
(1) Includes oil and gas revenues, other revenues and gas purchases.

(2) The 2010 impairment related to terminating further development of the Monterey field in the U.K. North Sea. The 2009 impairment was based on subsequent pricing on May 6,
2009 as permitted under SEC guidelines in effect at the time. This option is no longer permitted effective December 31, 2009 upon adoption of new oil and gas reserve reporting requirements.

(3) Includes reclassification for the three months and nine months ended September 30, 2010 of approximately $0.2 and $0.5 million, respectively, from general and administrative expenses to realized gain on derivatives, net, for agency fees to enter into certain derivative positions.

(4) Includes reclassification for the three months and nine months ended September 30, 2010 of approximately $0.5 and ($1.6) million, respectively, from unrealized gain (loss) on derivatives, net, to realized gain on derivatives, net, for cash received from the optimization of certain hedge positions that settle in future periods, net of amortization.

(5) Includes reclassification for the three months and nine months ended September 30, 2009 of approximately $2.7 and $2.3 million, respectively, from realized gain on derivatives, net, to unrealized gain (loss) to match settled hedges to the production months in each reporting period.

(6) Cash interest expense, net of amounts capitalized, consists of the following:

Gross interest expense	$(6,368,705)	$(6,140,501)	$(18,184,221)	(17,679,691)
Capitalized interest	3,428,577	3,098,072	9,115,350	9,307,263

(7) Non-cash Interest expense, net of capitalized interest, which includes amortization of the discount on Convertible Senior Notes and deferred financing costs, consists of the following:

Gross interest expense	$(4,034,544)	$(3,762,784)	$(11,874,214)	(10,937,988)
Capitalized interest	2,171,987	1,898,440	5,946,398	5,759,031

(8) Excludes the impact of the unrealized gain (loss) on derivatives, stock-based compensation expense, non-cash interest expense net of amounts capitalized, bad debt expense, impairment of oil and gas properties, impairment of investment and non-cash contribution.

(A) Results include the impact of a correction to the first quarter 2009 ceiling test impairment as described in the Company's 10-Q/A for the quarter ended March 31, 2009. Also refer to Summary of Adjustment Impact to First Quarter 2009 Statement of Operations on the last page of this earning release.

(B) Lease operating expenses and transportation costs have been combined for current and prior periods. Oil and gas revenues and lease operating expenses for the three months and nine months ended September 30, 2009, include a gross up adjustment of approximately $3.7 million to be consistent with the presentation in prior periods.

(more)

CARRIZO OIL & GAS, INC.
CONDENSED BALANCE SHEETS

	9/30/2010	12/31/2009
	(unaudited)	(unaudited)
ASSETS:
Cash and cash equivalents	$2,747,663	$3,837,168
Fair value of derivative financial instruments	25,104,924	8,403,769
Other current assets	27,439,995	23,159,647
Deferred income taxes	49,441,590	70,217,281
Property and equipment, net	949,568,003	733,700,166
Other assets	22,851,996	20,433,034
Investments	3,340,879	3,357,702

TOTAL ASSETS	$1,080,495,050	$863,108,767

LIABILITIES AND EQUITY:
Accounts payable and accrued liabilities	$100,729,107	$79,330,794
Current maturities of long-term debt	159,673	147,633
Other current liabilities	11,438,780	3,250,972
Long-term debt, net of current maturities	584,068,819	520,187,931
Deferred income taxes	-	-
Other liabilities	8,742,152	9,763,408
Fair value of derivative financial instruments	-	2,818,446
Equity	375,356,519	247,609,583

TOTAL LIABILITIES AND EQUITY	$1,080,495,050	$863,108,767

(more)

CARRIZO OIL & GAS, INC.
NON-GAAP DISCLOSURES
(unaudited)

	THREE MONTHS ENDED				NINE MONTHS ENDED
Reconciliation of Net Income to EBITDA	SEPTEMBER 30,				SEPTEMBER 30,
	2010	2009			2010	2009

Net Income	$24,355,143	$(4,795,395)			$45,875,725	$(136,356,593

Adjustments:
Depreciation, depletion and amortization	10,368,990	12,523,699			31,289,427	40,048,419
Unrealized (gain) loss on derivatives, net	(12,909,695)	18,024,098			(23,117,186)	36,261,543
Interest expense (cash and non-cash), net of amounts capitalized and interest income	4,802,147	4,905,776			14,994,691	13,539,139
Income tax expense (benefit)	14,800,960	(3,993,824)			27,812,804	(74,767,854
Impairment of investment	-	-			-	2,090,805
Non-cash contribution	-	900,000			-	900,000
Stock based compensation expense	4,395,573	2,780,228			9,715,904	8,513,965
Bad debt expense	22,545	-			367,900	288,456
Accretion expense related to asset retirement obligation	55,656	79,236			159,517	225,640
Impairment of oil and gas properties	-	-			2,730,882	216,391,139

EBITDA, as defined	$45,891,319	$30,423,818			$109,829,664	$107,134,659

EBITDA per basic common share	$1.32	$0.98			$3.30	$3.46

EBITDA per diluted common share	$1.31	$0.97			$3.26	$3.42

CARRIZO OIL & GAS, INC.
PRODUCTION VOLUMES AND PRICES
(unaudited)

Production volumes-

Oil and condensate (Bbls)	28,747	43,568			104,588	128,543
Natural gas (Mcf)	8,417,391	7,946,863			25,524,448	23,588,831
Natural gas equivalent (Mcfe)	8,589,873	8,208,271			26,151,976	24,360,089

Average sales prices-

Oil and condensate (per Bbl)	$72.92	$66.25			$75.10	$54.08
Oil and condensate (per Bbl) - with hedge impact	$76.44	$66.25			$76.38	$75.68
Natural gas (per Mcf)	$3.37	$3.07	(1)		$3.70	$3.26	(1)
Natural gas (per Mcf) - with hedge impact	$4.36	$5.09	(1	), (2)	$4.64	$5.77	(1	), (2)
Natural gas equivalent (per Mcfe)	$3.55	$3.32			$3.91	$3.44

(1) - Includes a gross up adjustment to be consistent with the presentation in prior periods.
(2) - Includes reclassification for the three months and nine months ended September 30, 2009 of approximately $2.7 and $2.3 million, respectively, from realized gain on derivatives, net, to unrealized gain (loss) to match settled hedges to the production months in each reporting period.

CARRIZO OIL & GAS, INC.
Summary of Adjustment Impact to First Quarter 2009 Statement of Operations (A)
(In Millions)

	Three Months Ended
	March 31, 2009
	Original	As Adjusted			Change
Impairment of oil and gas properties	$252.2	$216.4			$(35.8)
Depletion, depreciation and amortization	$16.5	$15.3			$(1.2)
Impairment of investment	$-	$2.1			$2.1
Net loss	$148.3	$125.5			$(22.8)

(A) - Refer to the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2009 and the Company's Form 8-K filed with the SEC on August 10, 2009 for more discussion on the correction to the ceiling test impairment.